Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Era Group Inc. (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share (“Common Stock”). The following description sets forth material terms and provisions of our Common Stock. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. We encourage you to read our Certificate of Incorporation and our By-Laws for additional information.
Description of Capital Stock
General

Our Certificate of Incorporation provides for one class of common stock and authorizes shares of one or more series of preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors subject to any limitations prescribed by law.

We have authorized 60 million shares of Common Stock and 10 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Our board of directors may issue additional shares of capital stock authorized by our Certificate of Incorporation without stockholder approval, subject to obtaining stockholder approval to the extent required by the listing standards of the New York Stock Exchange (the “NYSE”) or our Certificate of Incorporation.

Common Stock

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held and do not have cumulative voting rights. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or by proxy at a meeting of stockholders and voting for nominees in the election of directors. However, our Bylaws provide for the resignation of any director who fails to receive a majority of votes cast at an annual meeting of the stockholders (assuming that the election is uncontested). Each director is required to submit an irrevocable resignation, which resignation would become effective upon (1) that person not receiving a majority of the votes cast in an uncontested election and (2) acceptance by the Board of that resignation. Except as otherwise required by law, holders of our Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Except as otherwise provided in our Certificate of Incorporation, our Bylaws or required by law, all other matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at a meeting of stockholders and entitled to vote on the subject matter.

Dividend Rights

Subject to any applicable provisions of law and the Certificate of Incorporation, holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding Preferred Stock.

Liquidation Rights
Upon our liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.

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Other Rights and Preferences

Holders of Common Stock have no preemptive, subscription, redemption or other conversion rights and do not have any sinking fund provisions. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which we may designate and issue in the future.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

Filling Vacancies on the Board of Directors.

Any vacancy on our Board of Directors, however occurring, including a vacancy resulting from an increase in the size of our Board of Directors, may only be filled by the vote of a majority of the Board of Directors present at any meeting at which a quorum is present. Any director appointed to fill a vacancy will hold office until the next election of directors or until his or her successor is duly elected and qualified.

Stockholder Action by Written Consent.

Our Certificate of Incorporation and our Bylaws provide that subject to the terms of one or more series or classes of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual meeting or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Meetings of Stockholders.

Our Bylaws provide that only a majority of the members of our Board of Directors then in office or the Chief Executive Officer may call special meetings of the stockholders for any purpose or purposes. Such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, or, within the sole discretion of the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, by means of remote communication, as shall be specified in the respective notices or waivers of notice thereof. The ability of stockholders to call a special meeting of stockholders is specifically denied.

Advance Notice Requirements.

Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual or special meeting of our stockholders.

The Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder’s intention to do so, together with certain other information regarding the stockholder (and its director nominee(s), if applicable) as required by our Bylaws. To be timely, the stockholder’s notice must be delivered to us not later than the 90th day nor earlier than the 120th day prior to the anniversary date of the preceding annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting, then to be timely, notice must be delivered to us not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Any stockholder wishing to nominate persons for election as directors at a special meeting called for the purpose of electing directors must deliver to our secretary a written notice (containing certain information regarding the stockholder and its nominee(s) for director as required by our Bylaws) not later than the 90th day nor earlier than the 120th day prior to such special

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meeting or the 10th day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Amendment to Certificate of Incorporation and Bylaws.

As required by Delaware law, any amendment to our Certificate of Incorporation must first be approved by a majority of our Board of Directors and, if required by law or our Certificate of Incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment. Our Bylaws may be amended by the affirmative vote of (i) a majority of the directors then in office, subject to any limitations set forth in the Bylaws, without further stockholder action, or (ii) the holders of at least a majority of the voting power of the Company’s then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Section 203 of the Delaware General Corporation Law.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who owns 15% or more of the corporation’s outstanding stock, or an affiliate or associate of the corporation who did own 15% or more of the corporation’s voting stock within three years prior to the determination of interested stockholder status. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

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before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

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at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Blank Check Preferred Stock.

The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Issuing Preferred Stock provides flexibility in connection with possible acquisitions and other corporate purposes, but could also, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of Common Stock.

Foreign Ownership

We are subject to the Federal Aviation Act, under which our helicopters may be subject to deregistration, and we may lose our ability to operate within the United States, if persons other than citizens of the United States should come to own or control more than 25% of our voting interest. Consistent with the requirements of the Federal Aviation Act, our Certificate of Incorporation provides that persons or entities that are not “citizens of the United States” (as defined in the Federal Aviation Act) shall not collectively own or control more than 24.9% of the voting power of our outstanding capital stock (the “Permitted Foreign Ownership Percentage”) and that, if at any time persons that are not citizens of the United States nevertheless collectively own or control more than the Permitted Foreign Ownership Percentage, the voting rights of our outstanding voting capital stock in

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excess of the Permitted Foreign Ownership Percentage owned by stockholders who are not citizens of the United States shall automatically be reduced.

Listing

Our Common Stock is listed on the NYSE under the symbol “ERA.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.

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